Exhibit 18

Preferability Letter

Board of Directors

Twin Disc, Incorporated

222 E. Erie Street Milwaukee, WI 53202

Dear Directors:

This letter is provided for inclusion as an exhibit to Twin Disc, Incorporated and Subsidiaries (the “Company”) Annual Report on Form 10-K for the periods ended June 30, 2026 and 2025 (the “Form 10-K”) in accordance with Item 601 of Regulation S-K.

We have reviewed a copy of the Company’s Form 10-K and the statements contained in Note A to the consolidated ﬁnancial statements. As stated in Note A to those ﬁnancial statements, the Company changed its method of accounting for inventory costing of its U.S. operations from the last-in, ﬁrst-out (LIFO) method to the ﬁrst-in, ﬁrst-out (FIFO) method. Management believes this newly adopted accounting principle is preferable in the circumstances because it provides a better matching of costs and revenues, more closely resembles the physical ﬂow of inventory, better reﬂects the acquisition cost of inventory on the balance sheet, and results in improved comparability with industry peers. In accordance with your request, we have reviewed and discussed with Company oficials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

Regarding the accounting change, it is important to note that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. Accordingly, in expressing our concurrence below, we have relied on management’s business planning and judgment and on management’s determination that this change in accounting principle is preferable.

Based on our review of management’s reasons and justiﬁcation for this accounting change as disclosed in the Form 10-K, and our discussions with management, we concur that this change, in the Company’s circumstances, represents a change to a preferable accounting principle in conformity with Accounting Standards Codiﬁcation 250, Accounting Changes and Error Corrections.

/s/ RSM US LLP

Milwaukee, Wisconsin

September 4, 2026